Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports First Quarter Earnings
Billings, MT - April 27, 2021 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the first quarter of 2021. For the quarter, the Company reported net income of $51.4 million, or $0.83 per share, which compares to net income of $46.9 million, or $0.76 per share, for the fourth quarter of 2020, and $29.3 million, or $0.45 per share, for the first quarter of 2020.

HIGHLIGHTS
•Total deposits increased $877.0 million, or 6.2%, to $15,094.0 million as of March 31, 2021 from $14,217.0 million as of December 31, 2020, resulting in a 25.1% annualized growth rate.
•Total assets increased $794.7 million, or 4.5%, to $18,443.4 million as of March 31, 2021 from $17,648.7 million as of December 31, 2020, and increased $4,032.0 million, or 28.0%, from $14,411.4 million as of March 31, 2020.
•During the first quarter of 2021, the Company funded approximately 6,000 loans as part of the Payroll Protection Program, or PPP, for $436.6 million.
•Non-performing assets decreased $6.9 million, or 13.7%, to $43.6 million as of March 31, 2021, from $50.5 million as of December 31, 2020 and decreased $27.7 million, or 38.8%, from $71.3 million as of March 31, 2020.
•Criticized loans decreased $30.7 million, or 9.0%, to $311.4 million as of March 31, 2021, from $342.1 million as of December 31, 2020 and $88.6 million, or 22.2%, from $400.0 million as of March 31, 2020.
•Net charge-offs declined during the first quarter of 2021 to $2.9 million, a decrease of $1.3 million, or 31.0%, as compared to the fourth quarter of 2020.
•Net income of $51.4 million during the first quarter of 2021, an increase of $22.1 million, or 75.4%, from the same period in the prior year of $29.3 million.
•Loans held for investment increased $55.7 million, or 0.6%, to $9,863.2 million as of March 31, 2021, from $9,807.5 million as of December 31, 2020. Excluding PPP loans, organic loan activity decreased $9.0 million, or 0.1% as of March 31, 2021 compared to December 31, 2020 .
“We are seeing healthy economic activity throughout our markets, which is resulting in continued strong deposit inflows and further reductions in all of our problem loan categories,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We executed well on our near-term strategy to support net interest income by utilizing some of our excess liquidity to retain more of our residential mortgage production and increased purchases of securities for our investment portfolio. The additional revenue generated through this strategy, combined with our improving credit quality and stable expense levels, enabled us to deliver another strong quarter of earnings for our shareholders.”
“We continued to help our clients access funding through the PPP program and originated more than $435 million of loans in the second round of the program during the first quarter. Outside of the PPP program, we are seeing improving loan demand and more clients looking to invest in projects to capitalize on the strong economic activity in our markets, particularly in the areas of commercial and residential construction and multifamily lending. Excluding runoff in PPP loans, we expect to see stronger loan growth as we move through the year, which should result in higher net interest income and continued strong financial performance over the remainder of 2021,” said Mr. Riley.

DIVIDEND DECLARATION
On April 26, 2021, the Company’s board of directors declared a dividend of $0.41 per common share, payable on May 21, 2021, to common stockholders of record as of May 11, 2021. The dividend equates to a 3.69% annualized yield based on the $44.49 per share average closing price of the Company’s common stock as reported on NASDAQ during the first quarter of 2021.
NET INTEREST INCOME
Net interest income decreased by 6.0%, to $120.7 million, during the first quarter of 2021, compared to $128.4 million during the fourth quarter of 2020. Net interest income decreased $2.4 million, or 1.9%, during the first quarter of 2021, from $123.1 million during the first quarter of 2020.
•The Company earned a total of $12.3 million of interest income on average PPP balances of $764.0 million during the first quarter of 2021 as compared to $16.7 million of interest income on average PPP balances of $1,025.9 million during the fourth quarter of 2020 and none during the first quarter of 2020. The Company had $29.1 million of unearned fees accrued as of March 31, 2021 related to PPP loans.
•Interest accretion attributable to the fair valuation of acquired loans contributed $2.3 million to net interest income during the first quarter of 2021, of which approximately $1.2 million was related to early payoffs. This compares to interest accretion of $3.1 million in net interest income during the fourth quarter of 2020, of which approximately $1.6 million was related to early payoffs, and $3.8 million in net interest income during the first quarter of 2020, of which approximately $1.1 million was related to early payoffs.
The net interest margin ratio was 3.04% for the first quarter of 2021 compared to 3.25% reported during the fourth quarter of 2020 and 3.90% during the first quarter of 2020. The reduction in net interest margin ratio was related to slower PPP forgiveness in the first quarter and a shift in mix toward investment securities invested at lower yields and a modest reduction in our loan yields due to the current interest rate environment. Year-over-year, the decrease was the result of a reduction in yields on earning assets related to the March 2020 reduction in the federal funds rate, growth in earning assets resulting from growth in deposits as a result of changes in client behavior related to the coronavirus pandemic (COVID-19), and the interest on subordinated debt issued by the Company in May 2020, which were partially offset by lower deposit costs.
PROVISION FOR (REVERSAL OF) CREDIT LOSSES
During the first quarter of 2021, the Company recorded a reversal of provision for credit losses of $5.1 million, compared to a provision for credit losses of $3.2 million during the fourth quarter of 2020 and $29.0 million during the first quarter of 2020.
The reversal of provision was the result of an updated economic outlook and considered the impact of net charge-offs of $2.9 million, or an annualized 0.12% of average loans outstanding, for the first quarter of 2021, compared to the provision including the impact of net charge-offs of $4.2 million, or an annualized 0.16% of average loans outstanding, for the fourth quarter of 2020, and $3.1 million, or an annualized 0.14% of average loans outstanding, for the first quarter of 2020.
The Company’s allowance for credit losses on loans held for investment as a percentage of period-end loans held for investment, including PPP loans, decreased to 1.38% at March 31, 2021, compared to 1.47% at December 31, 2020 and 1.45% at March 31, 2020. Coverage of non-performing loans increased to 329.95% at March 31, 2021, compared to 300.63% at December 31, 2020 and 204.60% at March 31, 2020, primarily as a result of lower levels of non-performing loans.
While the allowance for credit losses on loans of 1.38% includes the PPP loan balance, the allowance for credit losses does not include a reserve on the PPP loans which are 100% guaranteed by the Small Business Administration. The allowance for credit losses on loans as a percentage of period-end loans held for investment would have been 13 basis points higher had the PPP loan balances been excluded at March 31, 2021.
NON-INTEREST INCOME
Total non-interest income increased $4.2 million, or 12.4%, to $38.1 million during the first quarter of 2021, as compared to $33.9 million during the fourth quarter of 2020, primarily driven by an increase in mortgage banking revenues as a result of the recovery of mortgage servicing rights impairment. Total non-interest income decreased $0.3 million, or 0.8%, from $38.4 million during the first quarter of 2020.

Mortgage banking revenues increased $3.7 million, or 46.8%, to $11.6 million during the first quarter of 2021, as compared to $7.9 million during the fourth quarter of 2020 and increased $0.7 million, or 6.4%, during the first quarter of 2021 from $10.9 million during the first quarter of 2020. These increases were primarily driven by a mortgage servicing rights impairment recovery of $5.9 million as compared to mortgage servicing impairments of $0.1 million during the fourth quarter of 2020 and $2.9 million during the first quarter of 2020. The mortgage servicing impairment recovery was partially offset by the Company’s decision to retain a greater percentage of mortgage production when compared to the fourth quarter of 2020. During the first quarter of 2021, loans originated for home purchases accounted for approximately 44.4% of loan production, as compared to 51.5% during the fourth quarter of 2020 and 49.9% during the first quarter of 2020.
Service charges on deposit accounts decreased $0.5 million, or 11.6%, to $3.8 million during the first quarter of 2021, as compared to $4.3 million during the fourth quarter of 2020 and decreased $1.6 million, or 29.6%, during the first quarter of 2021 from $5.4 million during the first quarter of 2020. The decrease from the first quarter of 2020 was primarily due to a decrease in overdraft fees as a result of significantly higher deposit balances, changes in client behavior related to COVID-19, and the Company’s decision to continue to support our clients by extending fee waivers.
Other income increased $2.1 million, or 105.0%, to $4.1 million during the first quarter of 2021, as compared to $2.0 million during the fourth quarter of 2020, partially due to gains on the sale of certain assets during the first quarter of 2021. Other income increased $0.5 million, or 13.9%, during the first quarter of 2021 from $3.6 million during the first quarter of 2020.
NON-INTEREST EXPENSE
Non-interest expense increased $1.0 million, or 1.0%, to $98.4 million during the first quarter of 2021, as compared to $97.4 million during the fourth quarter of 2020, primarily due to seasonally higher employee benefit expenses, partially offset by a decrease in salaries and wages expense. Non-interest expense increased $3.4 million, or 3.6%, as compared to $95.0 million during the first quarter of 2020, primarily due to higher employee benefits and occupancy and equipment expenses.
Salaries and wages expenses decreased $4.6 million, or 10.6%, to $39.0 million during the first quarter of 2021, compared to $43.6 million during the fourth quarter of 2020, which reflected lower overall commission expenses and lower incentive accruals. Salaries and wages expenses decreased $0.9 million, or 2.3%, from $39.9 million in the first quarter of 2020, primarily as a result of increased deferred loan costs during the first quarter of 2021.
Employee benefit expenses increased $3.1 million, or 23.8%, to $16.1 million during the first quarter of 2021, compared to the $13.0 million incurred during the fourth quarter of 2020, primarily due to the season first quarter reset of payroll taxes. Employee benefit expenses increased $1.9 million, or 13.4%, from $14.2 million during the first quarter of 2020, primarily due to increases in long-term incentives.
Occupancy and equipment expenses increased $0.1 million, or 0.9%, to $11.7 million during the first quarter of 2021, compared to $11.6 million during the fourth quarter of 2020. Occupancy and equipment expenses increased $1.6 million, or 15.8%, during the first quarter of 2021 from $10.1 million during the first quarter of 2020, primarily due to an increase in depreciation expense related to technology implementations.
BALANCE SHEET
Total assets increased $794.7 million, or 4.5%, to $18,443.4 million as of March 31, 2021, from $17,648.7 million as of December 31, 2020, primarily as a result of higher levels of deposits deployed primarily into the investment securities portfolio. Total assets increased $4,032.0 million, or 28.0%, from $14,411.4 million as of March 31, 2020. The increase from the comparable prior year period was primarily a result of higher levels of deposits, which increased 30.5%, resulting in higher levels of cash and cash equivalents, investment securities, and loans held for investment.
Mortgage loans held for sale decreased $16.8 million, or 22.7%, to $57.2 million as of March 31, 2021, from $74.0 million as of December 31, 2020, primarily due to seasonal fluctuations and the retention of mortgage loans into our held for investment portfolio. Mortgage loans held for sale decreased $37.2 million, or 39.4%, as of March 31, 2021, from $94.4 million as of March 31, 2020, primarily as a result of a decrease in originations of mortgage loans held for sale related to refinance activity, which were significantly elevated in the first half of 2020, as a result of the low interest rate environment, and an increased effort to retain mortgage loans into our held for investment portfolio.
Loans held for investment increased $55.7 million, or 0.6%, to $9,863.2 million as of March 31, 2021, from $9,807.5 million as of December 31, 2020, primarily due to commercial construction and residential real estate loans. Loans held for investment increased $945.2 million, or 10.6%, as of March 31, 2021, from $8,918.0 million as of March 31, 2020, primarily due to the real estate loan portfolios and commercial loans, which includes originated PPP loans.

Total real estate loans increased $113.1 million, or 1.8%, to $6,512.6 million as of March 31, 2021, from $6,399.5 million as of December 31, 2020, primarily driven by increases in residential loans of $92.5 million, or 6.6%, and commercial construction loans of $57.5 million, or 11.0%. These increases were offset by decreases in commercial loans of $24.5 million, or 0.7%, residential construction loans of $8.8 million, or 3.5%, land acquisition and development construction loans of $1.8 million, or 0.7%, and agricultural loans of $1.8 million, or 0.8%.
Total real estate loans increased $535.3 million, or 9.0%, from March 31, 2020. Growth within the real estate loan portfolio is primarily attributable to increases in commercial loans of $175.3 million, or 4.9%, residential loans of $257.8 million, or 20.9%, commercial construction loans of $121.6 million, or 26.5%, and residential construction loans of $13.7 million, or 6.0%. Growth was primarily offset by decreases in land acquisition and development construction loans of $27.3 million, or 9.4%, and agricultural loans of $5.8 million, or 2.6%.
Total consumer loans decreased $38.7 million, or 3.8%, to $987.2 million as of March 31, 2021, from $1,025.9 million as of December 31, 2020 across all consumer loan portfolios. Indirect loans decreased $22.2 million, or 2.8%, direct loans decreased $10.9 million, or 7.2% and credit card loans decreased $5.6 million, or 8.0%. Total consumer loans decreased $38.3 million, or 3.7%, from $1,025.5 million as of March 31, 2020, primarily attributable to decreases in the direct and credit card loan portfolios which were partially offset by an increase in indirect loans as compared to March 31, 2020.
Commercial loans increased $27.2 million, or 1.3%, to $2,181.1 million as of March 31, 2021, from $2,153.9 million as of December 31, 2020. Commercial loans included $804.4 million of PPP loans as of March 31, 2021. During the first quarter of 2021, $371.9 million of PPP loans were forgiven by the Small Business Administration and the Company funded an additional $436.6 million of PPP loans. Commercial loans increased $521.1 million, or 31.4%, from $1,660.0 million as of March 31, 2020. The increase from March 31, 2020 is primarily due to the PPP loans originated, partially offset by pay-downs within the portfolio.
Agricultural operating loans decreased $32.9 million, or 13.3%, to $214.7 million as of March 31, 2021, from $247.6 million as of December 31, 2020, primarily due to seasonal pay-downs of operating loans. Agricultural operating loans decreased $43.2 million, or 16.8%, from $257.9 million as of March 31, 2020, primarily due to payoffs and pay-downs within the portfolio.
Other real estate owned decreased $0.3 million, or 12.0%, to $2.2 million as of March 31, 2021, from $2.5 million as of December 31, 2020. Other real estate owned decreased $6.0 million, or 73.2%, as of March 31, 2021, from $8.2 million as of March 31, 2020, as a result of the disposition of properties in the normal course of business.
Total deposits increased $877.0 million, or 6.2%, to $15,094.0 million as of March 31, 2021, from $14,217.0 million as of December 31, 2020 and increased $3,528.9 million, or 30.5%, from $11,565.1 million as of March 31, 2020, primarily related to increases in non-interest-bearing business deposits and interest-bearing demand and savings deposits as a result of individual and business payments received from the U.S. government’s American Rescue Plan Act of 2021. These increases were partially offset by decreases in interest-bearing time deposits.
Securities sold under repurchase agreements decreased $38.8 million, or 3.6%, to $1,052.6 million as of March 31, 2021, from $1,091.4 million as of December 31, 2020, and increased $438.5 million, or 71.4%, as of March 31, 2021, from $614.1 million as of March 31, 2020. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
The loans held for investment to deposit ratio decreased to 65.4%, as of March 31, 2021, compared to 69.0% and 77.1% as of December 31, 2020 and March 31, 2020, respectively.
The Company is considered to be “well-capitalized” as of March 31, 2021, having exceeded all regulatory capital adequacy requirements. During the first quarter of 2021, the Company paid regular common stock dividends of approximately $25.3 million, or $0.41 per share, and repurchased 72,700 shares of common stock for approximately $2.9 million at an average price of $39.69 per share pursuant to its previously announced stock repurchase program.
CREDIT QUALITY
As of March 31, 2021, non-performing assets decreased $6.9 million, or 13.7%, to $43.6 million, compared to $50.5 million as of December 31, 2020, primarily due to decreases in non-accrual loans of $2.5 million, or 6.3%, other real estate owned of $0.3 million, or 12.0%, and loans 90 days past due of $4.1 million, or 48.2%.
Criticized loans decreased $30.7 million, or 9.0%, to $311.4 million as of March 31, 2021, from $342.1 million as of December 31, 2020, driven primarily by several upgrades in commercial and commercial real estate in addition to loan pay-offs in the agricultural, commercial real estate, and commercial portfolios. Criticized loans decreased $88.6 million from $400.0 million as of March 31, 2020.

Net loan charge-offs decreased $1.3 million, or 31.0%, to $2.9 million during the first quarter of 2021 as compared to $4.2 million during the fourth quarter of 2020. The net loan charge-offs in the first quarter of 2021 were composed of charge-offs of $4.9 million and recoveries of $2.0 million. Net loan charge-offs during the first quarter of 2020 were $3.1 million.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; and (vi) return on average tangible common stockholders’ equity. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the foregoing capital adequacy measures to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new, or changes in, governmental regulations;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•heightened regulatory requirements resulting from our total assets exceeding $10 billion;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT, Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council’s guidelines and regulations;
•lending risks and risks associated with loan sector concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•the soundness of other financial institutions;
•declining oil and gas prices, and declining demand for coal could negatively impact the demand and credit quality of loans;
•the availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•changes in interest rates;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•competition from new or existing competitors;
•variable interest rates tied to London Interbank Offered Rate that may no longer be available or may become unreliable;
•cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill;
•exposure to losses in collateralized loan obligation securities;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•the loss of the services of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating controls;
•our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients;
•our ability to execute on our intended expansion plans;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•our status as a “controlled company” under NASDAQ Marketplace Rules;
•the volatility in the price and trading volume of our Class A common stock;
•“anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•our Class A common stock not being an insured deposit;

•the holders of the Class B common stock having voting control of the Company and the ability to determine virtually all matters submitted to stockholders, including potential change in control transactions, and our dual class common stock structure putting downward pressure on our common stock price;
•the potential dilutive effect of future equity issuances;
•the subordination of our Class A common stock to our existing and future indebtedness;
•the COVID-19 pandemic and the U.S. government’s response to the pandemic; and
•the effect of global conditions, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the SEC under the Exchange Act under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
First Quarter 2021 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the first quarter of 2021 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Wednesday, April 28, 2021. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on April 28, 2021 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on May 28, 2021, by dialing 1-877-344-7529 (using conference ID 10154207). The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	John Stewart	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	1Q21 vs 4Q20	1Q21 vs 1Q20
Net interest income	$120.7	$128.4	$123.0	$122.5	$123.1	(6.0)%	(1.9)%
Net interest income on a fully-taxable equivalent ("FTE") basis	121.4	128.9	123.5	123.0	123.6	(5.8)	(1.8)
Provision for (reduction in) credit losses	(5.1)	3.2	5.2	19.5	29.0	(259.4)	(117.6)
Non-interest income:
Payment services revenues	10.2	11.1	10.5	9.3	10.2	(8.1)	—
Mortgage banking revenues	11.6	7.9	14.3	14.2	10.9	46.8	6.4
Wealth management revenues	6.3	6.3	5.9	5.4	6.2	—	1.6
Service charges on deposit accounts	3.8	4.3	4.3	3.6	5.4	(11.6)	(29.6)
Other service charges, commissions, and fees	2.1	2.1	5.0	2.9	2.1	—	—
Total fee-based revenues	34.0	31.7	40.0	35.4	34.8	7.3	(2.3)
Investment securities gains	—	0.2	0.1	—	—	NM	—
Other income	4.1	2.0	4.6	4.3	3.6	105.0	13.9
Total non-interest income	38.1	33.9	44.7	39.7	38.4	12.4	(0.8)
Non-interest expense:
Salaries and wages	39.0	43.6	46.0	44.2	39.9	(10.6)	(2.3)
Employee benefits	16.1	13.0	11.8	10.4	14.2	23.8	13.4
Occupancy and equipment	11.7	11.6	11.3	11.0	10.1	0.9	15.8
Core deposit intangible amortization	2.5	2.6	2.7	2.7	2.9	(3.8)	(13.8)
Other expenses	29.2	26.7	27.7	27.2	28.4	9.4	2.8
Other real estate owned (income) expense	(0.1)	(0.1)	—	0.1	(0.5)	—	(80.0)
Total non-interest expense	98.4	97.4	99.5	95.6	95.0	1.0	3.6
Income before taxes	65.5	61.7	63.0	47.1	37.5	6.2	74.7
Income taxes	14.1	14.8	14.7	10.4	8.2	(4.7)	72.0
Net income	$51.4	$46.9	$48.3	$36.7	$29.3	9.6%	75.4%

Weighted-average basic shares outstanding	61,592	61,906	63,764	64,004	64,790	(0.5)%	(4.9)%
Weighted-average diluted shares outstanding	61,714	62,059	63,861	64,082	64,937	(0.6)	(5.0)
Earnings per share - basic	$0.83	$0.76	$0.76	$0.57	$0.45	9.2	84.4
Earnings per share - diluted	0.83	0.76	0.76	0.57	0.45	9.2	84.4

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	1Q21 vs 4Q20	1Q21 vs 1Q20
Assets:
Cash and cash equivalents	$2,196.0	$2,276.8	$1,860.6	$1,425.0	$869.2	(3.5)%	152.6%
Investment securities	4,886.4	4,060.3	3,508.5	3,385.5	3,070.5	20.3	59.1
Mortgage loans held for sale, at fair value	57.2	74.0	102.0	169.9	94.4	(22.7)	(39.4)
Loans held for investment	9,863.2	9,807.5	10,152.2	10,032.5	8,918.0	0.6	10.6
Allowance for credit losses	136.6	144.3	145.5	146.1	129.1	(5.3)	5.8
Net loans held for investment	9,726.6	9,663.2	10,006.7	9,886.4	8,788.9	0.7	10.7
Goodwill and intangible assets (excluding mortgage servicing rights)	698.2	700.8	703.4	706.1	708.8	(0.4)	(1.5)
Company owned life insurance	297.6	296.4	294.9	293.1	295.3	0.4	0.8
Premises and equipment	305.5	312.3	307.8	309.5	308.5	(2.2)	(1.0)
Other real estate owned	2.2	2.5	5.7	6.5	8.2	(12.0)	(73.2)
Mortgage servicing rights	28.0	24.0	24.1	24.6	27.8	16.7	0.7
Other assets	245.7	238.4	255.8	264.8	239.8	3.1	2.5
Total assets	$18,443.4	$17,648.7	$17,069.5	$16,471.4	$14,411.4	4.5%	28.0%

Liabilities and stockholders' equity:
Deposits	$15,094.0	$14,217.0	$13,882.4	$13,340.4	$11,565.1	6.2%	30.5%
Securities sold under repurchase agreements	1,052.6	1,091.4	820.3	756.1	614.1	(3.6)	71.4
Long-term debt	112.4	112.4	112.4	112.3	13.9	—	NM
Subordinated debentures held by subsidiary trusts	87.0	87.0	87.0	86.9	86.9	—	0.1
Other liabilities	164.0	181.1	189.8	176.8	175.3	(9.4)	(6.4)
Total liabilities	16,510.0	15,688.9	15,091.9	14,472.5	12,455.3	5.2	32.6
Stockholders' equity:
Common stock	938.5	941.1	976.8	1,021.2	1,018.7	(0.3)	(7.9)
Retained earnings	988.2	962.1	938.9	912.5	897.6	2.7	10.1
Accumulated other comprehensive income	6.7	56.6	61.9	65.2	39.8	(88.2)	(83.2)
Total stockholders' equity	1,933.4	1,959.8	1,977.6	1,998.9	1,956.1	(1.3)	(1.2)
Total liabilities and stockholders' equity	$18,443.4	$17,648.7	$17,069.5	$16,471.4	$14,411.4	4.5%	28.0%

Common shares outstanding at period end	62,230	62,096	63,115	64,561	64,553	0.2%	(3.6)%
Book value per common share at period end	$31.07	$31.56	$31.33	$30.96	$30.30	(1.6)	2.5
Tangible book value per common share at period end**	19.85	20.28	20.19	20.02	19.32	(2.1)	2.7

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	1Q21 vs 4Q20	1Q21 vs 1Q20
Loans:
Real Estate:
Commercial real estate	$3,718.7	$3,743.2	$3,690.9	$3,593.8	$3,543.4	(0.7)%	4.9%
Construction:
Land acquisition and development	263.2	265.0	274.8	285.3	290.5	(0.7)	(9.4)
Residential	242.1	250.9	227.9	246.2	228.4	(3.5)	6.0
Commercial	581.0	523.5	530.8	459.8	459.4	11.0	26.5
Total construction	1,086.3	1,039.4	1,033.5	991.3	978.3	4.5	11.0
Residential real estate	1,488.8	1,396.3	1,311.2	1,287.6	1,231.0	6.6	20.9
Agricultural real estate	218.8	220.6	227.7	224.2	224.6	(0.8)	(2.6)
Total real estate	6,512.6	6,399.5	6,263.3	6,096.9	5,977.3	1.8	9.0
Consumer:
Indirect	782.9	805.1	812.8	801.9	774.6	(2.8)	1.1
Direct	139.7	150.6	162.1	169.3	175.0	(7.2)	(20.2)
Credit card	64.6	70.2	69.9	70.6	75.9	(8.0)	(14.9)
Total consumer	987.2	1,025.9	1,044.8	1,041.8	1,025.5	(3.8)	(3.7)
Commercial	2,181.1	2,153.9	2,599.6	2,648.6	1,660.0	1.3	31.4
Agricultural	214.7	247.6	274.7	282.8	257.9	(13.3)	(16.8)
Other	1.5	1.6	4.2	3.7	3.7	(6.3)	(59.5)
Deferred loan fees and costs	(33.9)	(21.0)	(34.4)	(41.3)	(6.4)	61.4	429.7
Loans held for investment	$9,863.2	$9,807.5	$10,152.2	$10,032.5	$8,918.0	0.6%	10.6%

Deposits:
Non-interest bearing	$5,004.0	$4,633.5	$4,798.2	$4,426.6	$3,309.3	8.0%	51.2%
Interest bearing:
Demand	4,327.0	4,118.9	3,814.1	3,665.6	3,293.8	5.1	31.4
Savings	4,726.7	4,405.9	4,158.0	4,035.6	3,641.4	7.3	29.8
Time, $250 and over	185.5	192.9	186.6	205.1	239.5	(3.8)	(22.5)
Time, other	850.8	865.8	925.5	1,007.5	1,081.1	(1.7)	(21.3)
Total interest bearing	10,090.0	9,583.5	9,084.2	8,913.8	8,255.8	5.3	22.2
Total deposits	$15,094.0	$14,217.0	$13,882.4	$13,340.4	$11,565.1	6.2%	30.5%

Total core deposits (1)	$14,908.5	$14,024.1	$13,695.8	$13,135.3	$11,325.6	6.3%	31.6%

(1) Core deposits are defined as total deposits less time deposits, $250 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	1Q21 vs 4Q20	1Q21 vs 1Q20

Allowance for Credit Losses:
Allowance for credit losses	$136.6	$144.3	$145.5	$146.1	$129.1	(5.3)%	5.8%
As a percentage of loans held for investment	1.38%	1.47%	1.43%	1.46%	1.45%
As a percentage of non-accrual loans	369.19	365.32	324.78	292.79	252.64

Net charge-offs during quarter	$2.9	$4.2	$4.6	$2.3	$3.1	(31.0)%	(6.5)%
Annualized as a percentage of average loans	0.12%	0.16%	0.18%	0.09%	0.14%

Non-Performing Assets:
Non-accrual loans	$37.0	$39.5	$44.8	$49.9	$51.1	(6.3)%	(27.6)%
Accruing loans past due 90 days or more	4.4	8.5	9.6	7.7	12.0	(48.2)	(63.3)
Total non-performing loans	41.4	48.0	54.4	57.6	63.1	(13.8)	(34.4)
Other real estate owned	2.2	2.5	5.7	6.5	8.2	(12.0)	(73.2)
Total non-performing assets	$43.6	$50.5	$60.1	$64.1	$71.3	(13.7)%	(38.8)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.44%	0.51%	0.59%	0.64%	0.80%
Total assets	0.24	0.29	0.35	0.39	0.49

Non-accrual loans to loans held for investment	0.38	0.40	0.44	0.50	0.57

Accruing Loans 30-89 Days Past Due	$26.3	$54.2	$36.1	$56.8	$53.3	(51.5)%	(50.7)%
Accruing troubled debt restructurings (TDRs)	3.1	3.2	3.2	3.4	5.0	(3.1)	(38.0)

Criticized Loans:
Special Mention	$152.0	$150.3	$157.1	$122.7	$150.2	1.1%	1.2%
Substandard	157.4	187.0	209.8	228.2	243.6	(15.8)	(35.4)
Doubtful	2.0	4.8	12.4	15.2	6.2	(58.3)	(67.7)
Total	$311.4	$342.1	$379.3	$366.1	$400.0	(9.0)%	(22.2)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Mar 31, 2021		Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Annualized Financial Ratios (GAAP)
Return on average assets	1.17%		1.07%	1.15%	0.93%	0.81%
Return on average common stockholders' equity	10.60		9.48	9.57	7.49	5.91
Yield on average earning assets	3.15		3.39	3.44	3.71	4.18
Cost of average interest-bearing liabilities	0.17		0.20	0.24	0.27	0.41
Interest rate spread	2.98		3.19	3.20	3.44	3.77
Net interest margin ratio	3.04		3.25	3.29	3.52	3.90
Efficiency ratio	60.39		58.41	57.72	57.27	57.03
Loans held for investment to deposit ratio	65.35		68.98	73.13	75.20	77.11

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$19.85		$20.28	$20.19	$20.02	$19.32
Tangible common stockholders' equity to tangible assets	6.96%		7.43%	7.79%	8.20%	9.10%
Return on average tangible common stockholders' equity	16.46		14.74	14.74	11.68	9.18

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.04%	*	14.19%	14.45%	14.76%	13.67%
Tier 1 risk-based capital to total risk-weighted assets	12.28	*	12.33	12.56	12.85	12.80
Tier 1 common capital to total risk-weighted assets	11.51	*	11.57	11.79	12.07	12.01
Leverage Ratio	8.12	*	8.16	8.62	9.22	9.90

*Preliminary estimate - may be subject to change. Additionally, the 2020 regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress in relief of the COVID‑19 pandemic on the economy and financial institutions in the United States. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,873.1	$108.1	4.44%	$10,127.9	$117.3	4.61%	$8,995.6	$112.4	5.03%
Investment securities (2)	4,445.2	17.6	1.61	3,692.2	16.3	1.76	3,061.3	17.8	2.34
Interest bearing deposits in banks	1,880.5	0.3	0.06	1,944.4	0.6	0.12	705.0	2.5	1.43
Federal funds sold	0.1	—	—	0.1	—	—	0.3	—	—
Total interest earning assets	$16,198.9	$126.0	3.15%	$15,764.6	$134.2	3.39%	$12,762.2	$132.7	4.18%
Non-earning assets	1,681.8			1,708.9			1,698.3
Total assets	$17,880.7			$17,473.5			$14,460.5
Interest-bearing liabilities:
Demand deposits	$4,177.7	$0.5	0.05%	$3,984.8	$0.5	0.05%	$3,241.9	$0.9	0.11%
Savings deposits	4,531.3	0.3	0.03	4,307.0	0.4	0.04	3,628.0	1.4	0.16
Time deposits	1,039.3	1.5	0.59	1,088.0	2.0	0.73	1,384.3	5.0	1.45
Repurchase agreements	1,067.7	0.1	0.04	944.2	0.2	0.08	639.4	0.5	0.31
Other borrowed funds	—	—	—	—	—	—	0.5	—	—
Long-term debt	112.4	1.5	5.41	112.4	1.6	5.66	13.9	0.3	8.68
Subordinated debentures held by subsidiary trusts	87.0	0.7	3.26	87.0	0.6	2.74	86.9	1.0	4.63
Total interest-bearing liabilities	$11,015.4	$4.6	0.17%	$10,523.4	$5.3	0.20%	$8,994.9	$9.1	0.41%
Non-interest-bearing deposits	4,704.2			4,760.4			3,284.0
Other non-interest-bearing liabilities	194.6			221.7			188.0
Stockholders’ equity	1,966.5			1,968.0			1,993.6
Total liabilities and stockholders’ equity	$17,880.7			$17,473.5			$14,460.5
Net FTE interest income		$121.4			$128.9			$123.6
Less FTE adjustments (2)		(0.7)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$120.7			$128.4			$123.1
Interest rate spread			2.98%			3.19%			3.77%
Net FTE interest margin (3)			3.04%			3.25%			3.90%
Cost of funds, including non-interest-bearing demand deposits (4)			0.12%			0.14%			0.30%

(1) Average loan balances include mortgage loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $10.7 million, $14.5 million, and $1.8 million at March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Total common stockholders' equity (GAAP)	(A)	$1,933.4	$1,959.8	$1,977.6	$1,998.9	$1,956.1
Less goodwill and other intangible assets (excluding mortgage servicing rights)		698.2	700.8	703.4	706.1	708.8
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,235.2	$1,259.0	$1,274.2	$1,292.8	$1,247.3

Total assets (GAAP)		$18,443.4	$17,648.7	$17,069.5	$16,471.4	$14,411.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		698.2	700.8	703.4	706.1	708.8
Tangible assets (Non-GAAP)	(C)	$17,745.2	$16,947.9	$16,366.1	$15,765.3	$13,702.6

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,966.5	$1,968.0	$2,008.2	$1,970.8	$1,993.6
Less goodwill and other intangible assets (excluding mortgage servicing rights)		699.5	702.0	704.8	707.4	710.2
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,267.0	$1,266.0	$1,303.4	$1,263.4	$1,283.4

Total quarterly average assets	(F)	$17,880.7	$17,473.5	$16,689.4	$15,793.4	$14,460.5
Annualized net income available to common shareholders	(G)	208.5	186.6	192.2	147.6	117.8
Common shares outstanding	(H)	62,230	62,096	63,115	64,561	64,553
Return on average assets (GAAP)	(G)/(F)	1.17%	1.07%	1.15%	0.93%	0.81%
Return on average common stockholders' equity (GAAP)	(G)/(D)	10.60	9.48	9.57	7.49	5.91
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	11.00	11.26	12.03	12.48	13.79
Book value per common share (GAAP)	(A)/(H)	$31.07	$31.56	$31.33	$30.96	$30.30
Tangible book value per common share (Non-GAAP)	(B)/(H)	19.85	20.28	20.19	20.02	19.32
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	6.96%	7.43%	7.79%	8.20%	9.10%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	16.46	14.74	14.74	11.68	9.18

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com